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              NEWS FROM                    100 WEST PUTNAM AVENUE
                                           GREENWICH, CONNECTICUT 06830


                                                                    EXHIBIT 99.1

                        FOR FURTHER INFORMATION CONTACT:

Mark Rozelle                                            Jonathan P. Atwood
Investor Relations                                      Media Relations
(203) 622-3520                                          (203) 622-3549



      KENTUCKY JURY RENDERS VERDICT AGAINST U. S. TOBACCO CO.
                                IN ANTITRUST CASE


GREENWICH, CONN., March 29, 2000 - UST Inc. announced today that a Kentucky jury had rendered a verdict against its subsidiary, United States Tobacco Company, awarding $350 million in damages to Conwood Company, L.P., for its claims under federal antitrust laws that U. S. Tobacco had engaged in exclusionary and anticompetitive conduct in the marketing and promotion of moist smokeless tobacco products. The verdict, when entered as a judgment, will be subject to trebling under the federal antitrust laws.

"We are extremely disappointed by the jury's verdict. We believe that the plaintiff failed to prove its case under applicable law, especially in light of the voluminous evidence which clearly shows that U.S. Tobacco and Conwood compete in a highly competitive marketplace. We also believe that the size of the award was completely unjustified given the evidence presented at trial."

"We continue to believe that our conduct did not violate the antitrust laws and intend to take all steps to have the award overturned or reversed on appeal," stated Vincent A. Gierer, Jr., Chairman and Chief Executive Officer.

The Company intends to file motions with the Court in the next ten days to overturn the verdict by seeking a judgment as a matter of law or, in the alternative, a new trial. If the District Court fails to enter a judgment in the Company's favor as a matter of law or order a new trial, the Company intends to appeal the judgment to the Sixth Circuit Court of Appeals. The Company also has begun taking the steps to enable it to satisfy any bonding which may be required.

                                      # # #

UST, through its subsidiaries, is a leading producer and marketer of moist smokeless tobacco products including Copenhagen, Copenhagen Long Cut, Skoal, Skoal Long Cut, Skoal Bandits, Rooster and Red Seal. Other consumer products marketed by UST subsidiaries include premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest and Villa Mt. Eden wineries as well as sparkling wine produced under the Domaine Ste. Michelle label and premium cigars including Don Tomas, Don Tomas Special Edition, Astral and Habano Primero.